Exhibit 3.5

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 10:00 AM 12/12/2002 020763223 – 3601383

CERTIFICATE OF FORMATION

OF

DELIAN HOLDINGS, L.L.C.

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is:

Delian Holdings, L.L.C.

SECOND: The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, New Castle County, Delaware 19801

Executed on December 11, 2002

Debra Bhaumik
Authorized Person

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION

OF

DELIAN HOLDINGS, L.L.C.

Under Section 18-202 of the Delaware Limited Liability Company Act, the undersigned hereby certifies as follows:

1.	The name of the limited liability company (hereinafter called the “limited liability company”) is Delian Holdings, L.L.C.

2.	The certificate of formation of the limited liability company is hereby amended by striking Article FIRST thereof in its entirety and by substituting in lieu of said Article the following new Article:

“FIRST: The name of the limited liability company is HLH, LLC.”

Executed on June 30, 2004.

/s/ Gregory S. Ledford
Gregory S. Ledford
Manager

State of Delaware Secretary of State Division of Corporations Delivered 02:22 PM 06/30/2004 FILED 02:22 PM 06/30/2004 SRV 040483788 – 3601383 FILE